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                                  EXHIBIT 11

                   Computation of Earnings Per Common Share

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                                                                              Six Months Ended       Proforma         Proforma
                                           Years Ended September 30,             March 31,          Year Ended    Six Months Ended
                                        ------------------------------      --------------------  --------------  ----------------
                                          1995        1994        1993        1996       1995     Sept. 30, 1995   March 31, 1996
                                          ----        ----        ----        ----       ----     --------------  ----------------

Primary Earnings
 Net income (loss)                   $  1,815,000 $ (924,000) $ (2,483,000) $   98,000 $  907,000  $ 4,783,000       $ 1,193,000
                                     ============ ==========  ============  ========== ==========  ===========       ===========
Shares
 Weighted average number of             5,142,498  2,504,762     2,376,823   9,010,567  3,495,306    5,142,498         9,010,567
  common shares outstanding

Assumed exercise of options
 and warrants (as determined
  by the application of the treasury
   stock method)                          957,196      --          --          763,346      --         957,196           763,346

Common shares issued for
 acquisition of Anglo Iron & Metal          --         --          --            --         --         227,693            89,584

Common shares issued for acquisition
 of Weissman Iron & Metal                   --         --          --            --         --         363,637           363,637
                                     ------------ ----------  ------------  ---------- ----------  -----------       -----------

Weighted average number
 of shares outstanding
  as adjusted                           6,099,694  2,504,762    2,376,823    9,773,913  3,495,306    6,691,024        10,227,134
                                     ============ ==========  ============  ========== ==========  ===========       ===========

Primary earnings per common share:
 Net income (loss)                        $  0.30   $  (0.37)    $  (1.04)     $  0.01    $  0.26      $  0.71           $  0.12
                                             ----      -----        -----         ----       ----         ----              ----

Fully Diluted Earnings
 Net income (loss)                   $  1,815,000 $ (924,000) $(2,483,000)  $   98,000 $  907,000
                                     ============ ==========  ===========   ========== ==========
Shares
 Weighted average number of
  common shares outstanding             6,099,694  2,504,762    2,376,823    9,773,913  3,495,306

Assuming conversion of convertible
 preferred stock                          208,000    118,307       --          208,000    208,000
                                        ---------  ---------   ----------    ---------  ---------
Weighted average number of common
 shares outstanding as adjusted         6,307,694  2,623,069    2,376,823    9,981,913  3,703,306
                                        =========  =========    =========    =========  =========

Fully diluted earnings per common share:
 Net income (loss)                         $ 0.29    $ (0.35)     $ (1.04)     $  0.01    $  0.25
                                           ------    -------      -------      -------    -------

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